United States securities and exchange commission logo





                     August 29, 2022

       Ana Mendendez
       Chief Financial Officer
       Watsco, Inc.
       2665 South Bayshore Drive, Suite 901
       Miami, Florida 33133

                                                        Re: WATSCO INC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 1-05581

       Dear Ms. Mendendez:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services